Exhibit 99.1
                Enterprise Products Partners L.P.
P.O. Box 4324
Houston, Texas 77210
(713) 381-6500

Enterprise Exits Texas Offshore Oil Port and Pipeline Project

Houston, Texas (April 21, 2009) – Enterprise Products Partners L.P. (NYSE:EPD) announced today that, effective April 16, 2009, its affiliate, Enterprise Offshore Port System, LLC, has elected to dissociate, or exit from, the Texas Offshore Port System partnership (“TOPS”) and forfeit its investment and its one-third ownership interest in the partnership.  As a result, Enterprise expects to record a non-cash charge of approximately $34 million against its earnings for the second quarter of 2009.  The decision to dissociate from TOPS was in connection with a disagreement with one of its partners, an affiliate of Oiltanking Holdings America, Inc.

TEPPCO O/S Port System, LLC, an affiliate of TEPPCO Partners, L.P. (NYSE:TPP), has also elected to dissociate from TOPS effective April 16, 2009.

In August 2008, affiliates of Enterprise, TEPPCO and Oiltanking Holding Americas, Inc. formed a joint venture to design, construct, own and operate a new Texas offshore crude oil port and pipeline system to facilitate delivery of waterborne crude oil to refining centers along the upper Texas Gulf Coast.  The TOPS project includes an offshore port, two onshore storage facilities with approximately 5.1 million barrels of total crude oil storage capacity, and an associated 160-mile pipeline system with the capacity to deliver up to 1.8 million barrels per day of crude oil.  The total cost of the project had been estimated at $1.8 billion.

Oiltanking has alleged in a response to the notices of dissociation that the dissociation of the affiliates of Enterprise and TEPPCO was wrongful and in breach of the TOPS partnership agreement.  Enterprise believes that its actions in dissociating from the partnership are permitted by, and in accordance with, the terms of the TOPS partnership agreement and, should the need arise, intends to vigorously defend such actions.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals.  Enterprise transports natural gas, NGLs, crude oil and petrochemicals through more than 36,000 miles of onshore and offshore pipelines.  Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminalling; crude oil transportation and offshore production platform; and petrochemical transportation and storage services.  Additional information about the partnership is available online at www.epplp.com.  Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE).  For more information on Enterprise GP Holdings L.P., visit www.enterprisegp.com.

This news release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as the partnership's expectations regarding crude oil demand, refinery expansions and related commercial matters, and capital expenditures, capital projects and future operating results. These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations, competition, customer demand and other factors discussed in Item 1A. “Risk Factors” of Enterprise Products Partners L.P.'s most recent Form 10-K and any subsequent filings on Form 10-Q filed with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635

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